UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2006

Exact Name of Registrant as Specified in
	Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

1-4473	Arizona Public Service Company	86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events
Palo Verde Nuclear Generating Station
     As previously reported, Arizona Public Service Company (“APS or the "Company"”) has been operating Unit 1 of the Palo Verde Nuclear Generating Station at reduced power levels since December 25, 2005 due to a non-safety related acoustic impact in one of the unit’s shutdown cooling lines. See “Palo Verde Nuclear Generating Station” in Item 8.01 of the Company’s Current Report on Form 8-K filed on January 26, 2006. Unit 1 is currently operating at approximately 25% power. Implementation of a potential solution preliminarily scheduled for February was canceled after comprehensive analysis concluded that the desired improvement likely would not have been achieved. APS is currently evaluating other potential solutions. APS estimates that, to date, Unit 1’s reduced power level has resulted in incremental monthly replacement power costs of approximately $10 million after income taxes. Based on lower current forward market energy prices, APS estimates that operating Unit 1 at such a reduced power level will result in additional monthly incremental replacement power costs of less than $7 million after income taxes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: February 24, 2006	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: February 24, 2006	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

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